Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three Months Ended March 31, 2024

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, April 30, 2024 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net loss for the three months ended March 31, 2024 of $441,000, or $0.03 per basic and diluted share, compared to net income of $993,000, or $0.08 per basic and diluted share, for the comparable prior year period.

Other Financial Highlights:

•

Total assets increased $21.9 million, or 2.3%, to $961.2 million at March 31, 2024 from $939.3 million at December 31, 2023, due to an increase in securities, offset by a decrease in cash and cash equivalents and loans.

•	Cash and cash equivalents decreased $10.5 million, or 42.1%, to $14.4 million at March 31, 2024 from $24.9 million at December 31, 2023 as excess funds were used to purchase securities.

•	Securities increased $37.0 million, or 26.1%, to $178.5 million at March 31, 2024 from $141.5 million at December 31, 2023.

•	Net loans decreased $5.9 million, or 0.8%, to $708.8 million at March 31, 2024 from $714.7 million at December 31, 2023.

•

Total deposits at March 31, 2024 were $665.5 million, increasing $40.2 million, or 6.4%, as compared to $625.3 million at December 31, 2023, primarily due to a $41.0 million increase in interest-bearing deposits primarily in certificates of deposit, offset by a $780,000 decrease in non-interest bearing demand accounts. The average rate on deposits increased 32 basis points to 3.74% for the first quarter of 2024 from 3.42% for 2023 due to higher interest rates and a larger percentage of deposits consisting of higher-costing certificates of deposit.

•	Federal Home Loan Bank advances decreased $18.4 million, or 11.0% to $149.3 million at March 31, 2024 from $167.7 million as of December 31, 2023.

Kevin Pace, President and Chief Executive Officer, said “Interest rates remaining elevated will continue to negatively impact funding costs and our net interest margin. We are actively employing strategies to combat the ‘higher for longer’ interest rate expectations of the Federal Reserve. Our credit quality remains strong and we will continue to be prudent lenders in this environment. We continue to remain positive in our ability to navigate the current landscape. Growth remains a key focus in our strategic plan as we remain committed to delivering value to our shareholders and customers.”

“The Bank opened its newest branch location in Upper Saddle River, New Jersey, on April 13th. We are excited for the opportunity this expansion will bring to our growth strategy. This physical location allows us to enhance our presence in the northern Bergen County market and become more active in those communities.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended March 31, 2024 and March 31, 2023

Net income decreased by $1.4 million, or 144.4%, to a net loss of $441,000 for the three months ended March 31, 2024 from net income of $993,000 for the three months ended March 31, 2023. This decrease was primarily due to a decrease of $1.9 million in net interest income, partially offset by a decrease of $585,000 in income tax expense.

Interest income increased $1.0 million, or 11.6%, from $9.0 million for the three months ended March 31, 2023 to $10.1 million for the three months ended March 31, 2024 due to higher yields on interest-earning assets, offset by a decrease in the average balance of loans.

Interest income on cash and cash equivalents increased $45,000, or 42.9%, to $150,000 for the three months ended March 31, 2024 from $105,000 for the three months ended March 31, 2023 due a 126 basis point increase in the average yield from 4.84% for the three months ended March 31, 2023 to 6.10% for the three months ended March 31, 2024 due to the higher interest rate environment. The increase was also due to a $1.1 million increase in the average balance to $9.9 million for the three months ended March 31, 2024 from $8.8 million for the three months ended March 31, 2023, reflecting the increase of liquidity due to increased deposits and lower loan originations.

Interest income on loans increased $508,000, or 6.6%, to $8.2 million for the three months ended March 31, 2024 compared to $7.7 million for the three months ended March 31, 2023 due primarily to 29 basis point increase in the average yield from 4.32% for the three months ended March 31, 2023 to 4.61% for the three months ended March 31, 2024, offset by a $4.5 million decrease in the average balance to $713.4 million for the three months ended March 31, 2024 from $718.0 million for the three months ended March 31, 2023.

Interest income on securities increased $433,000, or 39.5%, to $1.5 million for the three months ended March 31, 2024 from $1.1 million for the three months ended March 31, 2023 primarily due to a 96 basis point increase in the average yield from 2.71% for the three months ended March 31, 2023 to 3.67% for the three months ended March 31, 2024, and, to a lesser extent, to a $4.7 million increase in the average balance to $166.7 million for the three months ended March 31, 2024 from $162.0 million for the three months ended March 31, 2023.

Interest expense increased $2.9 million, or 64.9%, from $4.5 million for the three months ended March 31, 2023 to $7.4 million for the three months ended March 31, 2024 due to higher costs and average balances on interest-bearing liabilities.

Interest expense on interest-bearing deposits increased $2.3 million, or 60.7%, to $6.0 million for the three months ended March 31, 2024 from $3.7 million for the three months ended March 31, 2023. The increase was due to a 157 basis point increase in the average cost of deposits to 3.82% for the three months ended March 31, 2024 from 2.25% for the three months ended March 31, 2023. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit increased $13.1 million to $516.5 million for the three months ended March 31, 2024 from $503.4 million for the three months ended March 31, 2023 while average NOW and money market accounts and savings accounts decreased $43.3 million and $10.3 million for the three months ended March 31, 2024, respectively, compared to the three months ended March 31, 2023.

Interest expense on Federal Home Loan Bank borrowings increased $663,000, or 85.3%, from $777,000 for the three months ended March 31, 2023 to $1.4 million for the three months ended March 31, 2024. The increase was primarily due to an increase in the average balance of borrowings of $56.7 million to $153.3 million for the three months ended March 31, 2024 from $96.5 million for the three months ended March 31, 2023. The increase was also due to an increase in the average cost of borrowings of 51 basis points to 3.78% for the three months ended March 31, 2024 from 3.27% for the three months ended March 31, 2023 due to the new borrowings being at higher rates. Cash flow hedges used to manage interest rate risk totaled $105.0 million at March 31, 2024. During the three months ended March 31, 2024, the use of the cash flow hedges reduced the interest expense on the Federal Home Loan Bank advances and certificates of deposit by $288,000.

Net interest income decreased $1.9 million, or 41.4%, to $2.7 million for the three months ended March 31, 2024 from $4.5 million for the three months ended March 31, 2023. The decrease reflected a 100 basis point decrease in our net interest rate spread to 0.68% for the three months ended March 31, 2024 from 1.68% for the three months ended March 31, 2023. Our net interest margin decreased 87 basis points to 1.18% for the three months ended March 31, 2024 from 2.05% for the three months ended March 31, 2023.

We recorded a $35,000 provision for credit losses for the three months ended March 31, 2024 compared to no provision for credit losses for the three-month period ended March 31, 2023. The provision in the first quarter of 2024 was due to an increase in corporate securities.

Non-interest income increased by $16,000, or 5.6%, to $299,000 for the three months ended March 31, 2024 from $283,000 for the three months ended March 31, 2023. Bank-owned life insurance income increased $26,000, or 14.0%, due to higher balances during 2024, which was partially offset by a lower gain on sale of loans.

For the three months ended March 31, 2024, non-interest expense increased $126,000, or 3.6%, over the comparable 2023 period. Professional fees increased $48,000, or 31.8% due to higher consulting expense related to strategic business planning. FDIC insurance premiums increased $41,000, or 67.7%, due to a higher assessment rate in 2024. Data processing expense increased $27,000, or 9.6%, due to higher processing costs. The decrease in advertising expense of $37,000, or 25.3%, was due to reduced promotions for branch locations and less promotions on deposit and loan products. Other expense increased $67,000, or 37.6%, due to higher loan expense.

Income tax expense decreased $585,000, or 196.2%, to a benefit of $287,000 for the three months ended March 31, 2024 from a $298,000 expense for the three months ended March 31, 2023. The decrease was due to $2.0 million of lower taxable income.

Balance Sheet Analysis

Total assets were $961.2 million at March 31, 2024, representing an increase of $21.9 million, or 2.3%, from December 31, 2023. Cash and cash equivalents decreased $10.5 million during the period primarily due to the purchase of new securities offset by loan repayments. Net loans decreased $5.9 million, or 0.82%, due to $11.8 million in repayments, partially offset by new production of $5.9 million, including $6.1 million of commercial real estate loans. Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods. Securities held to maturity increased $3.8 million, or 5.3%, and securities available for sale increased $33.2 million or 48.1%, due to new purchases of mortgage-backed securities.

Delinquent loans increased $840,000 to $13.4 million, or 1.89% of total loans, at March 31, 2024. The increase was mostly due to one commercial real estate loan with a balance of $766,000. During the same timeframe, non-performing assets decreased slightly to $12.4 million and were 1.30% of total assets at March 31, 2024. No loans were charged-off during the three months ended March 31, 2024 or March 31, 2023. The Company’s allowance for credit losses was 0.40% of total loans and 22.69% of non-performing loans at March 31, 2024 compared to 0.39% of total loans and 21.81% of non-performing loans at December 31, 2023. The Bank does not have any exposure to commercial real estate loans secured by office space.

Total liabilities increased $22.3 million, or 2.8%, to $824.4 million mainly due to a $41.0 million increase in interest bearing deposits, offset by an $18.4 million decrease in borrowings. Total deposits increased $40.2 million, or 6.4%, to $665.5 million at March 31, 2024 from $625.3 million at December 31, 2023. The increase in deposits reflected an increase in certificate of deposit accounts, which increased by $24.8 million to $518.1 million from $493.3 million at December 31, 2023 and by an increase in NOW deposit accounts, which increased by $16.5 million to $57.8 million from $41.3 million at December 31, 2023, offset by decreases in noninterest bearing demand and money market accounts, which decreased by $1.3 million from $45.2 million at December 31, 2023 to $43.9 million at March 31, 2024. At March 31, 2024, brokered deposits were $90.3 million or 13.6% of deposits and municipal deposits were $59.4 million or 8.9% of deposits. At March 31, 2024, uninsured deposits represented 8.4% of the Bank’s total deposits. Federal Home Loan Bank advances decreased $18.4 million, or 11.0%, due to repayment of matured borrowings. Total borrowing capacity at the Federal Home Loan Bank is $316.5 million of which $149.3 million has been advanced.

Total stockholders’ equity decreased $346,000 to $136.8 million, due to a net loss of $441,000, the repurchase of 33,083 shares of stock at a cost of $270,000, offset by a decrease in accumulated other comprehensive loss for securities available for sale of $80,000 and stock compensation of $234,000 for the three months ended March 31, 2024. At March 31, 2024, the Company’s ratio of average stockholders’ equity-to-total assets was 14.36%, compared to 15.24% at December 31, 2023.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, potential recessionary conditions, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(unaudited)

	As of March 31, 2024	As of December 31, 2023
Assets
Cash and due from banks	$6,507,713	$13,567,115
Interest-bearing deposits in other banks	7,927,173	11,362,356

Cash and cash equivalents	14,434,886	24,929,471
Securities available for sale, at fair value	102,046,637	68,888,179
Securities held to maturity, at amortized cost (fair value of $68,870,062 and $65,374,753, respectively)	76,497,289	72,656,179
Loans, net of allowance of $2,820,950 and $2,785,949, respectively	708,824,281	714,688,635
Premises and equipment, net	7,827,305	7,687,387
Federal Home Loan Bank (FHLB) stock and other restricted securities	7,788,500	8,616,100
Accrued interest receivable	4,036,718	3,932,785
Core deposit intangibles	192,066	206,116
Bank-owned life insurance	31,199,810	30,987,851
Other assets	8,395,905	6,731,500

Total Assets	$961,243,397	$939,324,203

Liabilities and Equity
Non-interest bearing deposits	$29,775,170	$30,554,842
Interest bearing deposits	635,767,236	594,792,300

Total deposits	665,542,406	625,347,142
FHLB advances-short term	28,500,000	37,500,000
FHLB advances-long term	120,823,755	130,189,663
Advance payments by borrowers for taxes and insurance	2,998,852	2,733,709
Other liabilities	6,551,192	6,380,486

Total liabilities	824,416,205	802,151,000

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,256,147 issued and outstanding at March 31, 2024 and 13,279,230 at December 31, 2023	132,461	132,792
Additional paid-in capital	56,090,019	56,149,915
Retained earnings	91,736,088	92,177,068
Unearned ESOP shares (403,082 shares at March 31, 2024 and 409,750 shares at December 31, 2023)	(4,746,497)	(4,821,798)
Accumulated other comprehensive loss	(6,384,879)	(6,464,774)

Total stockholders’ equity	136,827,192	137,173,203

Total liabilities and stockholders’ equity	$961,243,397	$939,324,203

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2024	2023
Interest income
Loans	$8,207,392	$7,699,438
Securities
Taxable	1,516,343	1,051,260
Tax-exempt	13,148	44,902
Other interest-earning assets	324,304	221,589

Total interest income	10,061,187	9,017,189

Interest expense
Deposits	5,969,881	3,714,997
FHLB advances	1,440,069	777,354

Total interest expense	7,409,950	4,492,351

Net interest income	2,651,237	4,524,838
Provision (credit) for loan losses	35,000	—

Net interest income after provision (credit) for credit losses	2,616,237	4,524,838

Non-interest income
Fees and service charges	58,587	52,152
Gain on sale of loans	—	13,225
Bank-owned life insurance	211,959	186,053
Other	28,532	31,849

Total non-interest income	299,078	283,279

Non-interest expense
Salaries and employee benefits	2,158,565	2,162,369
Occupancy and equipment	371,117	382,787
FDIC insurance assessment	100,597	60,000
Data processing	303,605	277,097
Advertising	110,100	147,300
Director fees	155,700	159,337
Professional fees	196,785	149,250
Other	246,622	179,208

Total non-interest expense	3,643,091	3,517,348

(Loss) income before income taxes	(727,776)	1,290,769
Income tax (benefit) expense	(286,796)	298,062

Net (loss) income	$(440,980)	$992,707

(Loss) earnings per Share - basic	$(0.03)	$0.08
(Loss) earnings per Share - diluted	$(0.03)	$0.08
Weighted average shares outstanding - basic	12,852,930	13,013,492
Weighted average shares outstanding - diluted	12,852,930	13,055,533

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended March 31,
	2024	2023
Performance Ratios (1):
(Loss) return on average assets (2)	(0.19)%	0.39%
(Loss) return on average equity (3)	(1.29)%	2.68%
Interest rate spread (4)	0.68%	1.68%
Net interest margin (5)	1.18%	2.05%
Efficiency ratio (6)	137.41%	73.15%
Average interest-earning assets to average interest-bearing liabilities	114.57%	116.68%
Net loans to deposits	106.50%	103.07%
Average equity to assets (7)	14.36%	14.69%
Capital Ratios:
Tier 1 capital to average assets	13.23%	15.60%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans	0.40%	0.38%
Allowance for credit losses as a percent of non-performing loans	22.69%	21.35%
Net charge-offs to average outstanding loans during the period	—%	—%
Non-performing loans as a percent of total loans	1.75%	1.79%
Non-performing assets as a percent of total assets	1.30%	1.35%

(1)	Certain performance ratios for the three-months are annualized.
(2)	Represents net (loss) income divided by average total assets.
(3)	Represents net (loss) income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2024 and 2023.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2024 and 2023.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
	(unaudited)
Real estate:
Residential First Mortgage	$482,448,777	$486,052,422
Commercial Real Estate	105,959,762	99,830,514
Multi-Family Real Estate	75,747,749	75,612,566
Construction	41,160,057	49,302,040
Commercial and Industrial	6,284,264	6,658,370
Consumer	44,622	18,672

Total loans	711,645,231	717,474,584
Allowance for credit losses	(2,820,950)	(2,785,949)

Net loans	$708,824,281	$714,688,635

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated (unaudited).

	At March 31,			At December 31,
	2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(unaudited)
Noninterest bearing demand accounts	$29,787,560	4.48%	—%	$30,555,546	4.89%	—%
NOW accounts	57,791,993	8.68%	2.29	41,320,723	6.61%	1.90
Money market accounts	14,134,638	2.12%	0.29	14,641,000	2.34%	0.30
Savings accounts	45,751,518	6.87%	1.81	45,554,964	7.28%	1.76
Certificates of deposit	518,076,697	77.84%	4.38	493,274,767	78.88%	4.00

Total	$665,542,406	100.00%	3.74%	$625,347,000	100.00%	3.42%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2024			2023
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$9,865	$150	6.10%	$8,799	$105	4.84%
Loans	713,430	8,207	4.61%	717,964	7,699	4.32%
Securities	166,666	1,529	3.67%	161,960	1,096	2.71%
Other interest-earning assets	8,101	175	8.63%	5,338	117	8.74%

Total interest-earning assets	898,062	10,061	4.49%	894,061	9,017	4.06%
Non-interest-earning assets	55,694			54,810

Total assets	$953,756			$948,871

Liabilities and equity:
NOW and money market accounts	$69,450	$334	1.94%	$112,717	$380	1.37%
Savings accounts	43,348	198	1.84%	53,618	70	0.53%
Certificates of deposit	516,496	5,438	4.23%	503,369	3,265	2.63%

Total interest-bearing deposits	629,294	5,970	3.82%	669,704	3,715	2.25%
Federal Home Loan Bank advances (1)	153,269	1,440	3.78%	96,532	777	3.27%

Total interest-bearing liabilities	782,563	7,410	3.81%	766,236	4,492	2.38%

Non-interest-bearing deposits	30,018			37,224
Other non-interest-bearing liabilities	4,175			5,977

Total liabilities	816,756			809,437
Total equity	137,000			139,434

Total liabilities and equity	$953,756			$948,871

Net interest income		$2,651			$4,525

Interest rate spread (2)			0.68%			1.68%
Net interest margin (3)			1.18%			2.05%
Average interest-earning assets to average interest-bearing liabilities	114.76%			116.68%

1.

Cash flow hedges are used to manage interest rate risk. During the three months ended March 31, 2024 and 2023, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $288,000 and $47,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$14	$31	$45
Loans receivable	(314)	822	508
Securities	33	400	433
Other interest earning assets	68	(10)	58

Total interest-earning assets	(199)	1,243	1,044

Interest expense:
NOW and money market accounts	(639)	$593	$(46)
Savings accounts	(92)	220	128
Certificates of deposit	89	2,084	2,173
Federal Home Loan Bank advances	524	139	663

Total interest-bearing liabilities	(118)	3,036	2,918

Net increase (decrease) in net interest income	$(81)	$(1,793)	$(1,874)

Contacts

Kevin Pace – President & CEO, 201-862-0660 ext. 1110